MRU HOLDINGS, INC. PAUSES ORIGINATION OF STUDENT LOANS

NEW YORK CITY - (September 5, 2008) - MRU Holdings, Inc. (Nasdaq: UNCL) is pausing the origination of private student loans, available through its MyRichUncle® website, www.myrichuncle.com, and its private label partners, effective today.

“The decision to pause our student loan program is the result of unprecedented and continued disruptions in the capital markets,” said Co-founder and Co-president Raza Khan. “We hope to resume originations soon, but we are compelled to pause at this time as we are reaching funding capacity limits, due to continued demand. To address this, we are working closely with a number of financial institutions to try to obtain funds that would enable us to continue to accept new customers. While we regret that we will have to pause receiving new applications, we continue to work with our existing families in 2008,” said Mr. Khan.

He added, “Despite the tightened credit environment, it’s important that parents and students remember education is perhaps the most worthwhile investment they can make. Accordingly, they should continue to be vigilant about searching for grants and scholarships, lower-cost federal student loans and other cost-effective sources of money for school. Our website continues to offer guidance and information, as well as suggestions for where to go to find lenders. We advise parents to do all the research they can to fully understand the terms and costs of a loan before borrowing, and to borrow not more than is necessary and as cheaply as possible.”

Safe Harbor Statement

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve risks and uncertainties that, if realized, could materially impair the Company's results of operations and/or its financial condition. These forward- looking statements may be affected by the risks and uncertainties inherent in the educational finance market and in the Company's business, as disclosed by the risk factors contained in the Company's annual report on Form 10-KSB for the fiscal year ended June 30, 2007, and subsequent quarterly reports on Form 10-Q. The Company cautions that certain important factors may have affected and could in the future affect the Company's beliefs and expectations, and could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. The forward-looking statements contained herein are made as of the date hereof and the Company does not assume any obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.

Media Contact:
Karin Pellmann
Phone: 212-444-7541
Email: kpellmann@mruholdings.com